UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c) of the Securities Exchange Act of 1934

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☐	Definitive Information Statement

Power Solutions International, Inc.
(Name of Registrant as Specified in Its Charter)

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Power Solutions International, Inc.

201 Mittel Drive, Wood Dale, Illinois 60191

June     , 2017

NOTICE OF ACTION TAKEN BY WRITTEN CONSENT OF THE MAJORITY STOCKHOLDERS

IN LIEU OF A MEETING OF STOCKHOLDERS

WE ARE NOT ASKING YOU FOR A CONSENT OR PROXY AND

YOU ARE REQUESTED NOT TO SEND US A CONSENT OR PROXY

Dear stockholders of Power Solutions International, Inc.:

The enclosed Information Statement is being furnished by the Board of Directors (the “Board”) of Power Solutions International, Inc., a Delaware corporation (the “Company”), to the holders of record (the “Stockholders”) of our common stock, par value $0.001 per share (the “Common Stock”), at the close of business on             , 2017 (the “Record Date”), pursuant to Rule 14c-2 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The purpose of the enclosed Information Statement is to inform our Stockholders of action taken by written consent of the holders of a majority of the outstanding shares of Common Stock.

On March 31, 2017, the Company closed on the Share Purchase Agreement, dated as of March 20, 2017 (the “Purchase Agreement”), previously entered into with Weichai America Corp. (“Weichai”). Pursuant to the Purchase Agreement, the Company issued to Weichai (i) 2,728,752 shares of Common Stock, (ii) 2,385,624 shares of Series B Convertible Perpetual Preferred Stock, par value $0.001 per share, of the Company (“Preferred Stock”) (automatically convertible into 4,771,248 shares of Common Stock upon the effectiveness of the Stockholder Action (as defined below) authorized by Written Consent (as defined below) discussed below) and (iii) a stock purchase warrant exercisable for 4,055,709 shares of Common Stock, or such number of additional shares of Common Stock such that upon exercise Weichai will hold an aggregate number of shares of Common Stock equal to 51% of the Common Stock outstanding (the “2018 Warrant”).

Nasdaq Stock Market Listing Rule 5635(b) requires stockholder approval prior to the issuance of securities resulting in a change of control (the “Nasdaq Change of Control Rule”). Nasdaq Stock Market Listing Rule 5635(d) requires stockholder approval prior to the issuance in a private placement of 20% or more of an issuer’s outstanding shares of common stock or voting power prior to the issuance at a price less than the greater of book or market value (the “Nasdaq Private Placement Rule”). While the Nasdaq rules do not formally define “change of control,” Nasdaq staff interpretations indicate that a change of control would generally be deemed to occur if an issuance causes an existing stockholder that does not already own more than 20% of the outstanding voting stock to own or have the right to acquire 20% or more of the outstanding shares of common stock or voting power of an issuer, and such ownership or voting power would be the largest ownership position.

Upon conversion of the Preferred Stock into Common Stock, Weichai will own approximately 41% of the outstanding shares of Common Stock. Thereafter, upon exercise of the 2018 Warrant, Weichai will own at least 51% of the outstanding shares of Common Stock. The ownership position resulting from such conversion and exercise, when coupled with Weichai’s existing ownership, will be in excess of 20% of the outstanding shares of Common Stock and otherwise will make Weichai the Company’s largest holder of Common Stock, constituting a change of control under the Nasdaq listing rules. Such issuances and change of control requires that the Company obtain the approval of stockholders holding a majority of the Company’s outstanding shares of Common Stock prior to the conversion of the Preferred Stock and the exercise of the 2018 Warrant.

Such stockholder approval (the “Stockholder Approval”) was obtained on March 20, 2017 via the irrevocable stockholder written consent (the “Written Consent”) executed by Gary S. Winemaster and Kenneth J. Winemaster, the Company’s majority controlling stockholders prior to the closing of the Purchase Agreement who held approximately 55% of the Company’s outstanding shares of Common Stock on the date the Written Consent was delivered to the Company (the “Pre-Closing Majority Stockholders”). The Pre-Closing Majority Stockholders consented to the adoption of resolutions approving the conversion of the Preferred Stock into Common Stock and the issuance of Common Stock (or, as applicable, Preferred Stock) upon the exercise of the 2018 Warrant and the Additional Warrant (as defined in the enclosed Information Statement), and the proxy, board representation and voting rights set forth in the Shareholders Agreement (as defined in the enclosed Information Statement) and the Rights Agreement (as defined in the enclosed Information Statement) (the “Stockholder Action”).

Pursuant to Rule 14c-2 under the Exchange Act, the Company is required to provide an information statement to every security holder at least 20 calendar days prior to the earliest date on which corporate action may be taken pursuant to the partial written consent of stockholders. As a result, the Stockholder Action authorized by the Written Consent will not be effective until 20 days following the distribution of an information statement to the Company’s stockholders. The Stockholder Approval we received on March 20, 2017 constitutes the only stockholder approval required under the Nasdaq Stock Market Listing Rules in order for the issuance of the shares of Common Stock issuable to Weichai to be approved by stockholders. Accordingly, your consent is not required and is not being solicited in connection with the approval of the Stockholder Action.

The action taken by written consent was taken pursuant to Section 228 of the Delaware General Corporation Law (the “DGCL”), which provides that any action that may be taken at a meeting of the stockholders may be taken by the written consent of the holders of the number of shares of voting stock required to approve the action at a meeting. On such basis, as negotiated with Weichai, the Pre-Closing Majority Stockholders approved the Stockholder Action in accordance with the DGCL. The enclosed Information Statement is being furnished to all of our Stockholders in accordance with Section 14(c) of the Exchange Act, and the rules promulgated by the SEC thereunder, solely for the purpose of informing our stockholders of the actions taken by written consent before they become effective.

THE ACCOMPANYING INFORMATION STATEMENT IS BEING MAILED TO STOCKHOLDERS ON OR ABOUT             , 2017, TO STOCKHOLDERS OF RECORD AS OF THE CLOSE OF BUSINESS ON             , 2017. THIS NOTICE AND THE ACCOMPANYING INFORMATION STATEMENT ARE BEING DELIVERED ONLY TO INFORM YOU OF THE ACTIONS BY WRITTEN CONSENT DESCRIBED HEREIN BEFORE SUCH ACTIONS TAKE EFFECT IN ACCORDANCE WITH SECTION 228(e) OF THE DGCL AND RULE 14c-2 PROMULGATED UNDER THE EXCHANGE ACT. THIS IS NOT A NOTICE OF SPECIAL MEETING OF STOCKHOLDERS AND NO STOCKHOLDER MEETING WILL BE HELD TO CONSIDER ANY MATTER WHICH IS DESCRIBED HEREIN.

BY ORDER OF THE BOARD OF DIRECTORS

Kelly Crosier
Secretary

ii

Power Solutions International, Inc.

201 Mittel Drive, Wood Dale, Illinois 60191

INFORMATION STATEMENT

WE ARE NOT ASKING YOU FOR A CONSENT OR PROXY AND
YOU ARE REQUESTED NOT TO SEND US A CONSENT OR PROXY

GENERAL INFORMATION

Power Solutions International, Inc., a Delaware corporation (the “Company”), with its principal executive offices located at 201 Mittel Drive, Wood Dale, Illinois 60191, is sending you the attached Notice and this Information Statement to notify you of an action that the holders of a majority of our outstanding voting stock have taken by written consent in lieu of a meeting of stockholders. References in this Information Statement to the “Company,” “we,” “our,” “us” and “Power Solutions” are to Power Solutions International, Inc.

The record date for determining stockholders of record entitled to receive this Information Statement is             , 2017 (the “Record Date”). As of the Record Date, there were              shares of our common stock, par value $0.001 per share (the “Common Stock”), issued and outstanding. Holders of our Common Stock do not have any preemptive, subscription, redemption or conversion rights. Copies of this Information Statement are being mailed on or about             , 2017 to the holders of record on the Record Date of the outstanding shares of our Common Stock (the “Stockholders”).

Stockholder Action by Written Consent

On March 31, 2017, the Company closed on the share purchase agreement, dated as of March 20, 2017 (the “Purchase Agreement”) with Weichai America Corp. (“Weichai”) pursuant to which the Company issued to Weichai (i) 2,728,752 shares of Common Stock, (ii) 2,385,624 shares of Series B Convertible Perpetual Preferred Stock, par value $0.001 per share, of the Company (“Preferred Stock”) (automatically convertible into 4,771,248 shares of Common Stock upon the effectiveness of the Stockholder Action (as defined below) authorized by Written Consent (as defined below) discussed below) and (iii) a stock purchase warrant exercisable for 4,055,709 shares of Common Stock, or such number of additional shares of Common Stock such that upon exercise Weichai will hold an aggregate number of shares of Common Stock equal to 51% of the Common Stock outstanding (the “2018 Warrant”).

Nasdaq Stock Market Listing Rule 5635(b) requires stockholder approval prior to the issuance of securities resulting in a change of control (the “Nasdaq Change of Control Rule”). Nasdaq Stock Market Listing Rule 5635(d) requires stockholder approval prior to the issuance in a private placement of 20% or more of an issuer’s outstanding shares of common stock or voting power prior to the issuance at a price less than the greater of book or market value (the “Nasdaq Private Placement Rule”). While the Nasdaq rules do not formally define “change of control,” Nasdaq staff interpretations indicate that a change of control would generally be deemed to occur if an issuance causes an existing stockholder that does not already own more than 20% of the outstanding voting stock to own or have the right to acquire 20% or more of the outstanding shares of common stock or voting power of an issuer, and such ownership or voting power would be the largest ownership position.

Upon conversion of the Preferred Stock into Common Stock, Weichai will own approximately 41% of the outstanding shares of Common Stock. Thereafter, upon exercise of the 2018 Warrant, Weichai will own at least 51% of the outstanding shares of Common Stock. The ownership position resulting from such conversion and exercise, when coupled with Weichai’s existing ownership, will be in excess of 20% of the pre-closing outstanding shares of Common Stock and otherwise will make Weichai the Company’s largest holder of Common Stock, constituting a change of control under the Nasdaq listing rules. Such a issuances and change of control requires that the Company obtain the approval of stockholders holding a majority of the Company’s outstanding shares of Common Stock prior to the conversion of the Preferred Stock and the exercise of the 2018 Warrant.

Such stockholder approval (the “Stockholder Approval”) was obtained on March 20, 2017 via the irrevocable stockholder written consent (the “Written Consent”) executed by Gary S. Winemaster and Kenneth J. Winemaster (the “Pre-Closing Majority Stockholders”), the Company’s majority controlling stockholders who held approximately 55% of the Company’s outstanding shares of Common Stock on the date the Written Consent was delivered to the Company. The Pre-Closing Majority Stockholders consented to the adoption of resolutions approving the conversion of the Preferred Stock into Common Stock and the issuance of Common Stock (or, as applicable, Preferred Stock) upon the exercise of the 2018 Warrant and the Additional Warrant (as defined herein), and the proxy, board representation and voting rights set forth in the Shareholders Agreement (as defined herein) and the Rights Agreement (as defined herein) (the “Stockholder Action”).

Pursuant to Rule 14c-2 under the Exchange Act, the Company is required to provide an information statement to every security holder at least 20 calendar days prior to the earliest date on which corporate action may be taken pursuant to the partial written consent of stockholders. As a result, the Stockholder Action authorized by the Written Consent will not be effective until 20 days following the distribution of this Information Statement to the Company’s stockholders. The Written Consent approving the Stockholder Action we received on March 20, 2017 constitutes the only stockholder approval required under the Nasdaq Stock Market Listing Rules in order for the issuance of the shares of Common Stock issuable to Weichai to be approved by stockholders. Accordingly, your consent is not required and is not being solicited in connection with the approval of the Stockholder Action.

The action taken by written consent was taken pursuant to Section 228 of the Delaware General Corporation Law (the “DGCL”), which provides that any action that may be taken at a meeting of the stockholders may be taken by the written consent of the holders of the number of shares of voting stock required to approve the action at a meeting. On such basis, as negotiated with Weichai, the Pre-Closing Majority Stockholders approved the Stockholder Action in accordance with the DGCL. This Information Statement is being furnished to all of our Stockholders in accordance with Section 14(c) of the Exchange Act, and the rules promulgated by the SEC thereunder, solely for the purpose of informing our stockholders of the actions taken by written consent before they become effective.

Stockholders Entitled to Receive Notice of Stockholder Action by Written Consent

Stockholders may take action pursuant to a written consent in lieu of a meeting of stockholders in accordance with Section 228 of the DGCL, which provides that the written consent of the holders of outstanding shares of voting stock, having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted, may be substituted for such a meeting. Weichai negotiated with the Company the requirement that the Company utilize the written consent of the holders of at least a majority in interest of our voting securities for the Stockholder Action. As required by the SEC rules and in accordance with Rule 14c-2(b) of the Exchange Act, we will mail the Notice and this Information Statement to all of our Stockholders on or about             , 2017.

Only holders of record of our Common Stock at the close of business on the Record Date are entitled to notice of the Stockholder Action taken by partial written consent.

Effective Date of Stockholder Action by Written Consent

Pursuant to Rule 14c-2 promulgated under the Exchange Act, the earliest date that the Stockholder Action being taken pursuant to the partial written consent can become effective is 20 days after the first mailing or other delivery of this Information Statement. After the foregoing 20-day period has lapsed, the conversion of the Preferred Stock into Common Stock will take place and the Company will issue to Weichai 4,771,248 shares of our Common Stock and the 2018 Warrant will become exercisable for 4,055,709 shares of Common Stock commencing on September 30, 2018 (subject to adjustment and acceleration as provided therein).

We recommend that you read this Information Statement in its entirety for a full description of the Stockholder Action approved by the Written Consent.

Dissenters’ Rights of Appraisal

No dissenters’ rights are afforded to our stockholders under Delaware law as a result of the adoption of the Stockholder Action.

Costs of the Information Statement

We are mailing this Information Statement and will bear the costs associated therewith. We are not making any solicitation. We will reimburse banks, brokerage firms, other custodians, nominees and fiduciaries for reasonable expenses incurred in sending the Information Statement to beneficial owners of our Common Stock.

THE PRIVATE PLACEMENT OF THE WEICHAI SECURITIES

Overview

On March 31, 2017, the Company closed on the Purchase Agreement and privately placed and issued to Weichai (i) 2,728,752 shares of Common Stock, (ii) 2,385,624 shares of Preferred Stock and the 2018 Warrant (collectively, the “Weichai Securities”). The private placement of the Weichai Securities was made to an accredited investor (as defined in Rule 501(a) under the Securities Act of 1933, as amended (the “Securities Act”)) in reliance upon the exemption from registration in Section 4(a)(2) of the Securities Act and Rule 506 of Regulation D promulgated thereunder.

The issuance of the Weichai Securities pursuant to the Purchase Agreement were structured so that the 2,728,752 shares of Common Stock were issued at the closing (resulting in Weichai’s post-closing ownership of approximately 19.9% of the outstanding shares of Common Stock) and (a) the 4,771,248 shares of Common Stock issuable upon conversion of the Preferred Stock and (b) the 4,055,709 shares of Common Stock issuable upon exercise of the 2018 Warrant Stock will not be issued unless and until the Stockholder Action authorized by the Written Consent is effective.

Purchase Agreement and Related Agreements

On March 20, 2017, the Company and Weichai entered into the Purchase Agreement and in connection therewith, the Company, Weichai and the Pre-Closing Majority Stockholders also entered into a Shareholders Agreement, dated as of March 20, 2017 (the “Shareholders Agreement”), and the Company and Weichai Power Co., Ltd., an affiliate of Weichai, entered into a Strategic Collaboration Agreement, dated as of March 20, 2017 (the “Collaboration Agreement”). At the closing of the Purchase Agreement, the Company and Weichai entered into an Investor Rights Agreement, dated March 31, 2017 (“Rights Agreement”).

Purchase Agreement and 2018 Warrant

Pursuant to the Purchase Agreement, the Company issued and sold to Weichai (i) 2,728,752 shares of Common Stock for an aggregate purchase price of $21,830,016, or $8.00 per share, (ii) 2,385,624 shares of Preferred Stock (automatically convertible into 4,771,248 shares of Common Stock upon the effectiveness of the Stockholder Action authorized by the Written Consent) for an aggregate purchase price of $38,169,984, or $16.00 per share of Preferred Stock (reflecting an as converted price of $8.00 per share of Common Stock) and (iii) the 2018 Warrant which is exercisable for 4,055,709 shares of Common Stock, or such number of additional shares of Common Stock such that upon exercise Weichai holds an aggregate number of shares of Common Stock equal to 51% of the Common Stock outstanding.

The 2018 Warrant will become exercisable for a three month period commencing upon the 18 month anniversary of the closing, provided, however, that the 2018 Warrant may become exercisable prior to such date to the extent that the Company is in default under its debt obligations and the Company’s lenders accelerate such obligations. Subject to other adjustments stated therein (explained below), the 2018 Warrant will be exercisable at a price per share of Common Stock equal to 85% of the volume weighted average price (“VWAP”) during the 20 consecutive trading day period preceding the date of exercise, or 50% of such preceding VWAP price if the

Company is delisted from Nasdaq as of the 18 month anniversary of the closing (and if the 2018 Warrant is exercised prior to such date, the exercise price shall be appropriately adjusted depending on whether the Company is or is not delisted from Nasdaq on such date). The Company has been delisted from Nasdaq and unless it is re-listed on a national securities exchange, the 2018 Warrant will be exercisable for the 50% discounted price. The 2018 Warrant exercise price is subject to further reduction pursuant to a formula that provides for such adjustment in case the Company’s 2017 adjusted EBITDA is less than $22,000,000 or its net book value per share as of December 31, 2016 is less than $8.00 (in each case as determined from the Company’s audited financial statements for such fiscal years), provided that the aggregate amount of such downward adjustments in the 2018 Warrant exercise price shall not exceed $15,000,000. If the Stockholder Action authorized by the Written Consent is not effective prior to the exercise of the 2018 Warrant, the 2018 Warrant shall be exercisable for a number of shares of Preferred Stock (instead of Common Stock) which are convertible into the number of shares of Common Stock for which the 2018 Warrant would otherwise be exercisable. In addition, if the Company is obligated to issue shares to resolve a specified dispute following the 18 month anniversary of the closing (September 30, 2018), the Company must issue to Weichai an additional Warrant (the “Additional Warrant”) to offset the dilutive effect of such issuance. The terms of such Additional Warrant shall be similar to the terms of the 2018 Warrant. Upon the closing of the Purchase Agreement, pursuant to the terms thereof, the size of the Company’s board of directors (the “Board”) was increased to seven and two individuals designated by Weichai, Shaojun Sun and Kui Jiang, were appointed as directors.

The exercise price and the number of shares underlying the 2018 Warrant will be adjusted to account for any subdivision or combination by the Company of outstanding shares of Common Stock.

The Purchase Agreement contained customary representations, warranties and agreements of the parties and was subject to customary closing conditions. Pursuant to the Purchase Agreement, the Company delivered a Written Consent executed by the Pre-Closing Majority Stockholders, Gary S. Winemaster and Kenneth J. Winemaster, pursuant to which they consented to the Stockholder Action (i.e. adoption of resolutions approving the conversion of the Preferred Stock into Common Stock, the issuance of Common Stock (or, as applicable, Preferred Stock) upon the exercise of the 2018 Warrant and the Additional Warrant, and the proxy, board representation and voting rights set forth in the Shareholders Agreement and the Rights Agreement). The Pre-Closing Majority Stockholders also entered into a stock pledge agreement which is discussed herein under the caption “Security Ownership of Certain Beneficial Owners and Management.”

Investor Rights Agreement

The Rights Agreement provides Weichai with Board and management representation rights. Pursuant to the Purchase Agreement, the Company increased the number of directors constituting the Board to seven and caused the appointment of Shaojun Sun and Kui Jiang to the Board and the election of Mr. Sun as the chairman of the Board. The Rights Agreement thereafter requires the Company to nominate for election three Weichai designated directors (“Weichai Directors”) and use best efforts to cause their election at a meeting of stockholders of the Company. Weichai will maintain its right to require the Company to nominate three Weichai Directors as long as it owns 30% of the outstanding shares of Common Stock (calculated on a fully-diluted as-converted basis (excluding certain excepted issuances)). Weichai will have the right to nominate two Weichai Directors as long as it owns 20% of the outstanding shares of Common Stock and one director as long as it owns 10% of the outstanding shares of Common Stock (in each case, calculated on a fully-diluted as-converted basis (excluding certain excepted issuances)). Upon the exercise of the 2018 Warrant in full, as long as Weichai owns 40% of the outstanding shares of Common Stock (calculated on a fully-diluted as-converted basis (excluding certain excepted issuances)), the Company is obligated to cause the appointment to the Board of an additional individual designated by Weichai and Weichai shall thereafter have the right to nominate for election four Weichai Directors and any additional number of designees necessary to ensure that its designees constitute the majority of the directors serving on the Board. The Company also agreed in the Rights Agreement, that during any period when the Company is a “controlled company” within the meaning of the Nasdaq Listing Rules, it will take such measures as to avail itself of the “controlled company” exemptions available to it under Rule 5615 of the Nasdaq Listing Rules of Rules 5605(b), (d) and (e).

Pursuant to the management representation rights contained in the Rights Agreement, Weichai shall have the right to appoint an individual to serve in a management role as a vice president or an equivalent role and title and, once appointed, the designated vice president shall be primarily responsible for overseeing the collaboration between the Company and Weichai under the Collaboration Agreement.

The Rights Agreement provides Weichai with certain governance rights. In accordance with these rights, the Company must provide prescribed notice and undertake good faith consultation with Weichai before taking any of the following actions: (a) creating, participating or terminating any partnership, joint venture, consortium or similar business arrangement, (b) approving the annual budget and business plan and material amendments thereof, (c) causing or permitting encumbrances, except as contemplated in the approved annual budget plan, on assets with value not in excess of $500,000 or arising in the ordinary course of business under law, (d) appointing, removing or replacing any “C-suite level” executive and (e) approving, amending, modifying or terminating any employee equity incentive plans. The Company may take the foregoing actions if approved by a majority of the Board (including one Weichai Director). The following actions require the approval of Weichai or a Weichai Director: (i) declaration of dividends and other distributions, (ii) the creation of any new class of equity security, the repurchase, redemption or retirement of equity securities and the amendment of the rights, preferences and privileges of any equity security and (iii) the increase or decrease in the size of the Board other than to increase the size to seven.

The Rights Agreement requires the Company to promptly inform and consult with Weichai regarding the recruitment of the chief executive officer, chief financial officer, and chief operating officer of the Company, and provides Weichai with the right to propose candidates for such positions.

The Rights Agreement also contains certain demand, shelf registration and piggyback rights that require the Company to register for offer and sale with the Securities and Exchange Commission (the “SEC”) the Common Stock owned by Weichai. The Rights Agreement also provides Weichai with preemptive rights pursuant to which Weichai shall have a right to purchase a pro rata portion of any new issue of securities, including Common Stock (excluding certain excepted issuances). The Rights Agreement also requires Weichai and the Pre-Closing Majority Stockholders to be subject to a standstill agreement whereby such parties agree not to acquire additional shares of Common Stock (excluding certain limited exceptions) until the earlier of (a) three (3) years following closing, (b) the date when Weichai exercises the 2018 Warrant in full or (c) the occurrence of a change of control sale event, other than certain limited exceptions or with the consent of at least seventy-five percent (75%) of the members of the Board.

Shareholders Agreement

The Shareholders Agreement requires, inter alia, the Pre-Closing Majority Stockholders to refrain from revoking or seeking to revoke the Written Consent and to reject any other transaction, proposal, agreement or action which is made in opposition to the Stockholder Action or in competition or inconsistent with the Stockholder Action. The Shareholders Agreement also requires the Pre-Closing Majority Stockholders to pledge collectively 4,180,545 shares of Common Stock as required pursuant to the Purchase Agreement. If the Stockholder Approval authorized by the Written Consent is not effective by March 31, 2018, the agreement requires the Pre-Closing Majority Stockholders either to grant to Weichai a proxy for 2,728,752 shares of their Common Stock (equal to the number of shares of Preferred Stock issued to Weichai) until the conversion of the Preferred Stock or pursuant to the stock pledge agreement, transfer record ownership of the 4,180,545 shares of Common Stock pledged thereto and grant a proxy to confer voting power to Weichai over an additional 590,703 shares of Common Stock held by the Pre-Closing Majority Stockholders. Such pledge and/or proxy shall terminate upon the conversion of Weichai’s shares of Preferred Stock into Common Stock. The Shareholders Agreement, commencing upon the closing, also prohibits the Pre-Closing Majority Stockholders from voting on certain prescribed fundamental corporate matters unless previously agreed in writing by Weichai and obligates the Pre-Closing Majority Stockholders to not vote to remove any Weichai Directors, nor vote on any action to reduce or increase the size of the Board and to vote in favor of the Weichai Directors at any annual or special meeting of stockholders or in connection with any action by written consent in lieu of any such meeting. The Shareholders Agreement requires the Company to maintain a Nominating and Governance Committee comprised of a majority of independent directors. The Shareholders Agreement provides that the Nominating Committee shall have the exclusive authority to nominate non-Weichai Directors for election by the stockholders of the Company, but does not otherwise obligate Weichai or the Pre-Closing Majority Stockholders to vote in favor of or against the election of any such nominees. The Shareholders Agreement further provides that unless prohibited by applicable laws or stock exchange requirements, Weichai shall have the right to nominate all of the Weichai Directors as non-independent directors.

The Shareholders Agreement contains a right of first refusal which obligates the Pre-Closing Majority Stockholders prior to the transfer of any shares of Common Stock (or other equity securities of the Company), other than to certain prescribed permitted transferees and certain excepted transfers, to first offer to sell such securities to Weichai in accordance with the procedures set forth in the agreement.

Strategic Collaboration Agreement

The Company and Weichai Power Co., Ltd. (an affiliate of Weichai) have executed a Collaboration Agreement in order to achieve their respective strategic objectives, and the parties desire to continue and further enhance the strategic cooperation alliance between them in order to share experiences, expertise and resources. Among other things, the Collaboration Agreement establishes a joint steering committee, permits Weichai to second a limited number of certain technical, marketing, sales, procurement and financing personnel to work in the Company and establishes several collaborations, including with respect to Stationary National Gas Application and Weichai Diesel Engines. The Collaboration Agreement provides for the steering committee to create various sub-committees with operating roles and otherwise specifies the treatment of intellectual property of parties prior to the collaboration and the intellectual property developed in the collaboration. The agreement has a term of three years.

The foregoing description of the Purchase Agreement, the 2018 Warrant, the Rights Agreement, the Shareholders Agreement and the Collaboration Agreement does not purport to be complete and is subject to and qualified in its entirety by reference to the full text of such agreements, copies of which are filed as Exhibits 10.1, 10.2, 10.3, 10.4 and 10.5 to our Current Report on Form 8-K filed with the Securities and Exchange Commission on March 27, 2017.

Reasons for Stockholder Approval

At the time of the issuance of the Weichai Securities, our Common Stock was listed on the Nasdaq Stock Market and, therefore, we were subject to the Nasdaq Stock Market Listing Rules. Our Board has determined that it is in the best interest of the Company and its stockholders to continue to pursue the effectiveness of stockholder approval of the Weichai transaction despite the Company’s Common Stock having been delisted by Nasdaq. Under the Nasdaq Change of Control Rule, stockholder approval is required prior to the issuance of securities resulting in a change of control. Nasdaq interpretive guidance provides that an issuance that causes an existing stockholder that does not already own more than 20% of the outstanding voting stock to own or have the right to acquire 20% or more of the outstanding shares of common stock or voting power, and such ownership or voting power would be the largest ownership position, generally constitutes a change of control. The Company intends to pursue a relisting of our Common Stock on the Nasdaq Stock Market after we are current in our SEC reporting obligations.

The Nasdaq Change of Control Rule applies to the issuance of the 4,771,248 shares of Common Stock issuable upon conversion of the Preferred Stock and at least 4,055,709 shares of Common Stock issuable upon exercise of the 2018 Warrant which issuances result in Weichai becoming the Company’s largest stockholder and the transactions constituting a change of control. Separately, the issuance of the shares of Common Stock pursuant to the 2018 Warrant will be in excess of 20% of the pre-issuance shares outstanding and insofar as the exercise price is below the greater of book or market value, the Nasdaq Private Placement Rule also applies to such issuance.

As a result, in order to comply with the Nasdaq Change of Control Rule and the Nasdaq Private Placement Rule, the issuances of the Weichai Securities pursuant to the Purchase Agreement were structured so that the 2,728,752 shares of Common Stock were issued at the closing (resulting in Weichai’s post-closing ownership of approximately 19.9% of the outstanding shares of Common Stock) and (a) the 4,771,248 shares of Common Stock issuable upon conversion of the Preferred Stock and (b) the 4,055,709 shares of Common Stock issuable upon exercise of the 2018 Warrant Stock will not be issued unless and until the Stockholder Action authorized by the Written Consent is effective.

Reasons for the Private Placement of the Weichai Securities

The Company entered into the transaction with Weichai as part of a strategic initiative. Weichai is a subsidiary of Weichai Power Co., Ltd., a China-based leading global designer and manufacturer of diesel engines, which has sold more than 4 million heavy duty diesel engines, with products sold in more than 110 countries around the world. Our alliance with Weichai will provide significant strategic benefits to the Company by leveraging Weichai’s strengths and capabilities in engine research and development, manufacturing capabilities, procurement, distribution and extensive sales channels in China and other emerging markets. The collaboration will enable the Company to broaden its existing product portfolio to meet the demands of its customers, improve its speed to market, and provide expanded access and exposure to new markets. Under the terms of the Collaboration Agreement, the Company and Weichai have identified specific areas of initial cooperation, including the development of engines for stationary natural gas applications based on Weichai’s base engines, the identification of suitable Weichai products to be developed for sale in North America and commitment to a long-term supply agreement under which Weichai will provide castings to the Company at a competitive cost.

Consequences of the Private Placement of the Weichai Securities

The private placement of the Weichai Securities will result in a significant increase in the number of shares of our Common Stock outstanding and, as a result, our stockholders who did not participate in the private placement will own a smaller percentage of the outstanding Common Stock and, accordingly, a smaller percentage interest in the voting power, liquidation value and aggregate book value of the Company.

Our stockholders will incur dilution of their percentage ownership in the Company as a result of the private placement. Immediately prior to the closing on the Purchase Agreement, there were 10,921,835 shares of Common Stock outstanding. The Company issued to Weichai 2,728,752 shares of our Common Stock at the closing of the Purchase Agreement. Upon the effectiveness of the Stockholder Action, an additional 4,771,248 shares of Common Stock will be issued to Weichai as a result of the automatic conversion of the Preferred Stock into Common Stock. Weichai will also then have the right to purchase at least 4,055,709 shares of Common Stock upon exercise of the 2018 Warrant. As a result of the foregoing issuances (assuming the exercise of the 2018 Warrant during the prescribed three month exercise period commencing on September 30, 2018 and no other issuances by the Company), Weichai will own 51% of our outstanding shares of Common Stock and will be in a position to exert majority voting control. As a result, Weichai will have the controlling voting power to determine the outcome of any corporate transaction or other matter submitted to our stockholders for approval, including, but not limited to, the election of directors and the approval of corporate transactions.

In addition, the $60 million of equity investment proceeds from the sale of the Weichai Securities combined with borrowings under the Company’s revolving credit facility with Wells Fargo Bank, N.A. was used to retire and satisfy the Company’s then outstanding $60 million term loan with a lender which improved the Company’s capital structure and strengthened its financial condition.

Use of Proceeds

The proceeds from the private placement were used to pay down and refinance the Company’s debt. The result was an improved capital structure that positions the Company to pursue its long-term growth objectives.

INTERESTS OF CERTAIN PERSONS ON MATTERS TO BE ACTED UPON

Gary S. Winemaster and his brother, Kenneth J. Winemaster, entered into a stock pledge agreement in connection with the Purchase Agreement which will terminate upon the effectiveness of the Stockholder Action authorized by the Written Consent following the distribution of this Information Statement to the Company’s Stockholders. Please refer to the information under the caption “Security Ownership of Certain Beneficial Owners and Management” for a description of this agreement.

Except for Gary S. Winemaster, no person who has been a director or executive officer of the Company at any time since January 1, 2016, other than in his or her role as director or executive officer, or is an associate of any such persons, has any substantial interest, direct or indirect, by security holdings or otherwise, in the Company’s transactions with Weichai, which, to the extent such director, executive officer or associate of such director or executive officer is a stockholder of the Company, is not shared by all other stockholders pro rata and in accordance with their respective stock ownership interests.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information concerning the beneficial ownership of Common Stock by: (i) each person known by us to be the beneficial owner of more than 5% of our outstanding Common Stock currently; (ii) each of our current directors; (iii) each of our current executive officers; and (iv) all of our current executive officers and directors as a group. Ownership information is set forth as of May 24, 2017 and is based on 13,650,780 shares of Common Stock outstanding on such date. Unless otherwise noted, each of the following disclaims any beneficial ownership of the shares, except to the extent of his, her or its pecuniary interest, if any, in such shares. Unless otherwise indicated, the mailing address of each individual is c/o Power Solutions International, Inc., 201 Mittel Drive, Wood Dale, Illinois 60191.

Unless otherwise indicated, to our knowledge, each person listed below has sole dispositive and voting power with respect to the shares of our common stock shown below as beneficially owned by such person, except to the extent authority is shared by spouses under applicable law and except for the shares of our common stock set forth next to our directors and executive officers listed as a group. Beneficial ownership and percentage have been determined in accordance with Rule 13d-3 under the Exchange Act and generally includes voting or investment power with respect to the securities. The information is not necessarily indicative of beneficial ownership for any other purpose.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership of Common Stock	Percent of Class
Elk Creek Partners, LLC (1)	766,136	5.6%
Neil Gagnon (2)	972,006	7.1%
Royce & Associates, LP (3)	1,098,206	8.0%
Weichai America Corp. (4)	2,728,752	19.9%
Wellington Trust Company, NA (5)	614,001	4.5%
William A. Buzogany	—	—
Timothy J. Cunningham (6)	—	—
Kui Jiang (7)	—	—
Kenneth W. Landini	19,000	*
Jason Lin (8)	—	—
John P. Miller (9)	—	—
Shaojun Sun (7)	—	—
Gary S. Winemaster (10)	3,880,896	28.4%
Kenneth J. Winemaster	2,180,545	16.0%
All directors and executive officers as a group (8 persons)	2,199,545	16.1%

*	Denotes beneficial ownership of less than one percent.

(1)	As reported by a Schedule 13G dated February 15, 2017, Elk Creek Partners, LLC, 44 Cook St., Suite 705, Denver, CO 80206 has sole voting power as to 443,208 shares and sole dispositive power as to 766,136 shares.

(2)	As reported by a Schedule 13G/A dated February 14, 2017, Neil Gagnon, 1370 Ave. of the Americas, 24th Floor, New York, NY 10019, has sole voting power and sole dispositive power as to 91,459 shares, shared voting power as to 859,170 shares and shared dispositive power as to 880,547 shares.

(3)	As reported by a Schedule 13G/A dated January 3, 2017, Royce & Associates, LP, 745 Fifth Avenue, New York, NY 10151, has sole voting power as to 1,098,206 and sole dispositive power as to 1,098,206 shares.

(4)

As reported by a Schedule 13D dated April 7, 2017, Weichai America Corp. (referred to as Weichai herein), 3100 Golf Road, Rolling Meadows, IL 60008, is the direct and record owner of 2,728,752 shares of Common Stock and shares the power to vote and the power to dispose of all of such shares of Common Stock with Weichai Power Co., Ltd. (“Weichai Power”) and Shandong Heavy Industry Group Co., Ltd. (“SHIG”) by virtue of the fact that Weichai Power is Weichai America’s parent company, and Weichai Power is controlled by SHIG. As reported by a Schedule 13D, SHIG holds less than 20% of the shares in Weichai Power but is able to exercise influence over Weichai Power by virtue of its status as the largest shareholder of Weichai Power and representatives or designees of SHIG currently comprise a majority of members of Weichai Power’s board of directors. The number of shares reported beneficially owned excludes the 4,771,248 shares of Common Stock issuable upon conversion of the Preferred Stock and the 4,055,709 shares of Common Stock issuable upon exercise of the 2018 Warrant as discussed herein. The address of the principal business office of Weichai Power is Section A 197, Fu Shou East Street, High Technology Industrial Development Zone, Weifang, Shandong Province, The People’s Republic of China, 261061. The address of the principal business office of SHIG is #40-1 Yanzi Shan West Road, Jinan, Shandong, The People’s Republic of China, 250014.

(5)	As reported by a Schedule 13G/A filed February 9, 2017, Wellington Trust Company, NA, c/o Wellington Management Company LLP, 280 Congress Street, Boston, MA 02210, has shared voting power as to 614,001 shares and shared dispositive power as to 614,001 shares.

(6)	On February 1, 2017, the Board appointed Timothy J. Cunningham of Randstad Professionals US, LP to serve in an interim role as the Company’s chief financial officer.

(7)	On April 1, 2017, Mr. Sun and Mr. Jiang were appointed directors of the Company.

(8)	On May 15, 2017, Mr. Lin was appointed a director of the Company.

(9)	On May 17, 2017, the Board of Directors appointed John P. Miller to serve as the Company’s chief executive officer and president.

(10)	Gary S. Winemaster previously served as chairman of the board of directors and chief executive officer of the Company and has transitioned to a new non-executive role as chief strategy officer effective April 6, 2017.

As contemplated by the Purchase Agreement and the Shareholders Agreement, Gary and Kenneth Winemaster entered into a stock pledge agreement, dated March 31, 2017, pursuant to which they pledged to Weichai 4,180,545 shares of Common Stock collectively owned by them to secure the Company’s obligations under the Purchase Agreement, the Rights Agreement and the Preferred Stock certificate of designation. The stock pledge agreement, among other things, provides that if the Written Consent has not become effective with respect to the approval of the Stockholder Action by March 31, 2018, the Pre-Closing Majority Stockholders must either confer upon Weichai the record ownership to all 4,180,545 pledged shares of Common Stock and grant a proxy to Weichai to vote an additional 590,703 shares of Common Stock owned by them or grant a proxy to vote all 4,180,545 pledged shares of Common Stock. The Stockholder Action authorized by the Written Consent will become effective 20 days following the distribution of this Information Statement to the Company’s Stockholders, whereupon the stock pledge agreement will terminate.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly, and current reports and other information with the SEC although we are not current in our annual and quarterly reporting as a result of our previously disclosed decisions to restate certain of our prior period consolidated financial statements. Our filings with the SEC, when made by us, are available to the public on the SEC’s website at www.sec.gov. Those filings are also available to the public on our corporate website at www.psiengines.com. The information we file with the SEC or contained on, or linked to through, our corporate website or any other website that we may maintain is not part of this Information Statement. You may also read and copy, at the SEC’s prescribed rates, any document we file with the SEC at the SEC’s Public Reference Room located at 100 F Street, N.E., Washington, D.C. 20549. You can call the SEC at 1-800-SEC-0330 to obtain information on the operation of the Public Reference Room.

Statements contained in this Information Statement concerning the provisions of any documents are necessarily summaries of those documents, and each statement is qualified in its entirety by reference to the copy of the document filed with the SEC.

DELIVERY OF DOCUMENTS TO STOCKHOLDERS SHARING AN ADDRESS

We will only deliver one Information Statement to multiple security holders sharing an address unless we have received contrary instructions from one or more of the security holders. Upon written or oral request, we will promptly deliver a separate copy of this Information Statement and any future annual reports and information statements to any security holder at a shared address to which a single copy of this Information Statement was delivered, or deliver a single copy of this Information Statement and any future annual reports and information statements to any security holder or holders sharing an address to which multiple copies are now delivered. In the event a security holder desires to provide us with such a request, the security holder may: (1) notify his or her broker, (2) call our offices at (630) 350-9400 or (3) mail the request to our address at 201 Mittel Drive, Wood Dale, Illinois 60191, Attention: Corporate Secretary.

We undertake to provide without charge to each person to whom a copy of this Information Statement has been delivered, upon request, by first class mail or other equally prompt means, a copy of any or all of the documents incorporated by reference in this Information Statement, other than the exhibits to these documents, unless the exhibits are specifically incorporated by reference into the information that this Information Statement incorporates. You may obtain any of the documents incorporated by reference through the SEC or the SEC’s website as described above or on our corporate website at www.psiengines.com. You may request copies of the documents incorporated by reference in this Information Statement, at no cost, by writing or telephoning us at:

201 Mittel Drive,

Wood Dale, Illinois 60191

Phone Number: (630) 350-9400